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                                                                    Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of EpiCept Corporation on Form S-1 of our reports dated March 29, 2005 and January 10, 2005 (March 29, 2005 as to the effects of the restatement discussed in Note 11 and the sixth paragraph of Note 12) (which reports express unqualified opinions and include explanatory paragraphs relating to the Company's ability to continue as a going concern and the restatement of the September 30, 2004 and December 31, 2003 consolidated financial statements) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Experts" and "Change in Independent Public Accounting Firm" in such Prospectus.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 29, 2005